Exhibit 99.1

Investor Relations Contact: Elizabeth Cowell ecowell@greatbatch.com tel 214-618-4982 Media Contact: Christopher Knospe cknospe@greatbatch.com tel 716-759-5727
October 27, 2015

Greatbatch, Inc. Completes Acquisition of Lake Region Medical

Combined Company to be Renamed Integer Holdings Corporation

$1.73 Billion Deal Creates One of the World’s Largest Medical Device Outsource (MDO) Manufacturers

FRISCO, Texas – Greatbatch, Inc. (NYSE:GB) today announced it has completed the acquisition of Lake Region Medical. With combined revenues of approximately $1.5 billion and more than 9,000 Associates globally, Greatbatch becomes one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopaedics, vascular, advanced surgical and portable medical markets.

Greatbatch is now able to offer a substantially more comprehensive portfolio for customers through the Greatbatch Medical, Lake Region Medical and Electrochem brands. The company is at the forefront of innovating technologies and products that help change the face of healthcare, providing customers with a distinct advantage as they bring complete systems and solutions to market. In turn, customers will be able to accelerate patient access to life enhancing therapies.

“Through this transformative deal, Greatbatch has added scale and diversification to enhance customer access and experience,” said Thomas J. Hook, president and chief executive officer, Greatbatch. “We will continue to execute our strategy to provide customers with a comprehensive portfolio of technologies and services while maintaining a strong financial profile to drive shareholder return.”

In connection with the Lake Region Medical acquisition, Greatbatch secured a $1.96 billion financing package led by M&T Bank Corporation, Credit Suisse, and KeyBanc Capital Markets. The financing comprises $1.6 billion of senior secured credit facilities, and $360 million of 9.125% senior notes due 2023.

Greatbatch also announced its intention to rename the combined entity Integer Holdings Corporation. Integer is defined as complete, whole, and comprehensive, and represents the joining of Greatbatch and Lake Region Medical as well as the combined company’s product and service offerings provided to customers. The new name is subject to Greatbatch shareholder approval at the May 2016 annual meeting.

“Combining talents from both organizations will allow us to benefit from the best possible knowledge and insights to ensure we successfully integrate both companies. We’re committed to doing it right, with purposeful execution to maintain a rapid pace for the benefit of our customers, investors and Associates,” concluded Hook.

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About Greatbatch, Inc.

Greatbatch, Inc. (NYSE: GB) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopaedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company’s brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.greatbatch.com.